Exhibit 10.2

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into as of the Effective Date (as hereinafter defined) by and between Steve Reeves (“Reeves”), an individual, and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Reeves is serving as the Executive Vice President, Operations, of the Company and in various positions with the Company’s subsidiaries; and

WHEREAS, Reeves is retiring from his positions with the Company and the Company’s subsidiaries on June 30, 2017;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:

1. Date of Retirement.

(a) Effective as of June 30, 2017 (the “Retirement Date”), Reeves shall retire and be separated from his employment by the Company and from the position of Executive Vice President, Operations of the Company and all of the positions held by Reeves with respect to the Company and its subsidiaries. This Agreement shall become effective, however, on the “Effective Date,” as defined in subsection (b) below.

(b) Reeves understands that he has 21 days from February 14, 2017 (the “Submittal Date”), which is the date a draft of this Agreement was delivered to him, for the purpose of reviewing and considering this Agreement and making his decision whether to agree to and execute this document. Reeves understands that, while it is his right to decide to enter into and execute this Agreement before the end of this 21-day period that he is under no obligation to do so. If Reeves signs and returns this Agreement before the end of this 21-day period, it is because Reeves freely chose to do so after carefully considering its terms. Reeves is entitled to revoke his execution of this Agreement within 7 days of signing it, and this Agreement does not become effective or enforceable until the day after this 7-day revocation period has expired (the “Effective Date”). If the revocation period expires of a weekday or holiday, Reeves will have until the end of the next business day to revoke. Notwithstanding anything to the contrary set forth herein, neither Reeves nor the Company shall have any obligation hereunder until such 7-day revocation period has expired with such revocation right unexercised.

2. Compensation through Retirement Date, Severance and Benefits.

(a) Reeves shall receive a bi-weekly salary of $16,730.77 during the period from January 1, 2017 through the Retirement Date in accordance with the payroll policies and practices of the Company.

(b) Reeves shall receive coverage at Company expense under the employee health insurance plan of the Company for the period following the Retirement Date until December 31, 2018.

(c) In exchange for the promises of Reeves contained in this Agreement and the release of claims as set forth in Section 4 of this Agreement, the Company shall issue to Reeves on the Effective Date 68,333 shares of common stock of the Company pursuant to a Restricted Stock Agreement between the Company and Reeves in the form attached hereto as Exhibit A and vest as of the Retirement Date the shares of the common stock of the Company issued to Reeves pursuant to Restricted Stock Agreements between the Company and Reeves as set forth in Section 3(a). Reeves agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Reeves is already entitled.

(d) All payments to Reeves shall be subject to withholding of employment, FICA, and other taxes as required by law.

3. Equity Awards; Other Benefits.

(a) The following shares, which have not become vested shall be considered vested as of the Retirement Date: (i) 68,333 shares of the common stock of the Company issued pursuant to the terms of the Restricted Stock Agreement between the Company and Reeves attached hereto as Exhibit A and (ii) 25,014 shares of the common stock of the Company issued pursuant to the terms of the Restricted Stock Agreement between the Company and Reeves dated January 26, 2015.

(b) Reeves shall not be entitled to coverage under any employee benefit plan of the Company subsequent to the Retirement Date except as set forth in Section 2(b). The terms of this Agreement shall not affect in any respect the rights of Reeves with respect to contributions previously made by or with respect to Reeves pursuant to the Section 401(k) Plan of the Company or any other vested rights under ERISA-covered employee benefit plans, which shall be governed by the terms of such plan(s), as applicable on the date Reeves signs this Agreement.

4. Release. In consideration for the Company’s promises in this Agreement, including the promises in Sections 2(c) and 3(a) hereof to issue on the Effective Date 68,333 shares of common stock of the Company to Reeves and to vest as of the Retirement Date the shares of the common stock of the Company issued to Reeves pursuant to Restricted Stock Agreements between the Company and Reeves, Reeves, on behalf of himself and his heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under Reeves, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, and employees (the “Released Parties”), from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the Effective Date, including but not limited to, the following: (a) any statutory claims under the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act of 1990, the Americans with Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the National Labor Relations Act, or other U.S. (federal, state or local) or international laws (all as amended), (b) any tort or contract claims, (c) any claims for options or rights to acquire stock or the issuance of or right to retain restricted stock, except as set forth in this Agreement and/or (d) any claims, matters or actions related to Reeves’s employment and/or affiliation with, or separation from, the Company, and any facts or circumstances relating to the negotiation of this Agreement. Such release does not, however, reach the Company’s obligations under this Agreement or any obligations under the Bylaws of the Company to Reeves with regard to indemnification and advancement of expenses to or for the benefit of Reeves. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) that may arise after Reeves signs this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, prevent Reeves from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Reeves is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Reeves’s behalf, except where such a waiver of individual relief is prohibited.

5. No Assignment of Claims. The Company and Reeves each represents and warrants to the other that it or he has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

6. Return of Company Property. On the Retirement Date, Reeves agrees to return to the Company all of the Company’s property in his possession, including but not limited to all of the tangible and intangible property belonging to the Company and relating to his employment with the Company. Reeves further represents and warrants that Reeves will not retain any copies, electronic or otherwise, of such property.

7. Additional Covenants.

(a) Reeves acknowledges (i) receipt of all compensation and benefits due through the Retirement Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) Reeves has reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of Reeves’s or a family member’s health condition and Reeves has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) Reeves has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company, and (v) Reeves has not filed any complaints, claims, or actions against the Company or any Released Party.

(b) Reeves agrees to cooperate fully with the Company in its prosecution, defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed by or against the Company that relate to matters within the knowledge or responsibility of Reeves.

(c) Reeves will not solicit, or assist or facilitate another in soliciting, for employment any natural person who as of the Retirement Date is employed by the Company or any of its subsidiaries in any capacity, or personally solicit, or assist or facilitate another in soliciting, any such employees to terminate their employment with the Company or personally facilitate or assist in the hiring of any such employee by any other person for a period of one year following the Retirement Date.

8. Confidentiality.

(a) Reeves and the Company acknowledge that by virtue of his prior relationship with the Company, Reeves has previously had access to certain Confidential Information and been involved in the creation of certain Confidential Information. Reeves acknowledges and agrees that all such Confidential Information constitutes valuable, special and unique property belonging exclusively to the Company. Reeves agrees that he will not, for any reason or purpose whatsoever, disclose any Confidential Information to any party without express written authorization of the Company.

(b) “Confidential Information” means any confidential or proprietary information of the Company, including, without limitation, all documents or information, in whatever form or medium, concerning or evidencing operations, activities, strategies, long range plans, financial and tax information, personnel information, plans, opportunities, and customer information, but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure.

(c) This Agreement and all terms of this Agreement are hereby designated as confidential information. Neither Reeves nor the Company, nor their agents and representatives, are permitted to discuss the nature and terms of this agreement with any third party, except that both parties are permitted to discuss the nature and terms of this Agreement with appropriate tax, accounting or legal professionals, as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, or as otherwise required by law or compelled by a court of competent jurisdiction after reasonable notice to the Company.

9. Non-Disparagement. Reeves agrees not to disparage the Company, its directors, officers or employees, and the Company agrees that its senior managers will not disparage Reeves or his tenure or efforts at the Company.

10. Governing Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

11. Entire Agreement. This Agreement represents the complete agreement among Reeves and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between Reeves and any member of the Company concerning the subject matter of this Agreement except those provisions of the Employment Agreement between Reeves and the Company dated effective as of December 31, 2014 which survive the “Termination Date” as set forth in such Employment Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Reeves and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns. For purposes of clarity, it is the intent of Reeves and the Company that any successor entity or assignee of the Company remain bound by the terms of this Agreement, and that all obligations of the Company to Reeves remain in full force and effect in the event of any sale, transfer, assignment or reorganization of the Company.

12. Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Reeves acknowledges that he has read and fully understands the terms of this Agreement. The company hereby advises Reeves that he should consult with an attorney before executing this Agreement. Reeves understands and agrees that any modification or alteration of any terms of this Agreement by Reeves voids this Agreement in its entirety. Reeves agrees with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period provided in Paragraph 1.

13. Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Reeves, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration before three arbitrators conducted in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association, as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees incurred for the arbitration.

14. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Company:

Flotek Industries, Inc.

Attention: President

10603 W. Sam Houston Pkwy. N., Suite 300

Houston, Texas 77064

with a mandatory copy to:

Casey W. Doherty

Doherty & Doherty LLP

1717 St. James Place, Ste. 520

Houston, Texas 77056

Fax no.: 713-572-1001

E-mail address: casey@doherty-law.com

Reeves:

15. Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

[Signature Page Follows]

The parties to this Agreement have executed this Agreement on the dates set forth below.

/s/ Steve Reeves Steve Reeves

February 16, 2017 Date

FLOTEK INDUSTRIES, INC.

By:	/s/ John Chisholm

Name:	John Chisholm

Title:	President and CEO

February 16, 2017 Date

EXHIBIT A

FLOTEK INDUSTRIES, INC.

RESTRICTED STOCK AGREEMENT

1. Grant of Restricted Stock. Subject to the conditions described in this agreement (the “Award Agreement”) and in the Flotek Industries Inc. 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Flotek Industries, Inc., a Delaware corporation (the “Company”), hereby agrees to grant Steve Reeves (“Participant”) shares of “Restricted Stock” of the Company.

2. Number of Shares of Restricted Stock Granted. 68,333 shares of Restricted Stock (Common Stock of the Company, $0.0001 par value per share).

3. Grant Date.             , 2017.

4. Vesting. The Restricted Stock granted hereunder shall be considered Vested on June 30, 2017.

5. Issuance and Transferability.

(a) Registration and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be registered in the name of Participant and, unless and until such Restricted Stock vests, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as the restrictions on transfer have lapsed. If the shares of Restricted Stock are represented by certificates, such certificates shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Flotek Industries, Inc. 2014 Long-Term Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated             , 2017.”

(b) Book Entry Form. If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form that such shares of Restricted Stock are subject to the restrictions of this Award Agreement and the Plan.

(c) Stock Power. Participant will deliver to the Company a stock power, in substantially the form as Exhibit A-1 attached hereto or such form as required by the Company, endorsed in blank, with respect to each Award of Restricted Stock.

(d) Release of Restrictions. Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Award Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book entry registrations for any shares of the Restricted Stock that have vested.

(e) Prohibition on Transfer. Until restrictions lapse, the Restricted Stock shall not be transferable. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement. In the case of Participant’s death or Disability, Participant’s vested rights under this Award Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.

6. Forfeiture.

(a) In the event of Participant’s Termination for a reason other than a reason that causes Vesting pursuant to Section 6(b) of this Agreement, the unvested portion of the Restricted Stock held by Participant at that time shall immediately be forfeited and the Company shall repurchase such forfeited shares from the Participant for the lesser of (i) the amount paid by the Participant to the Company for such shares, if any, or (ii) the Fair Market Value of an equivalent number of shares of Common Stock determined on the date the Restricted Stock is forfeited.

(b) The occurrence of any of the following events shall cause the portion of the Restricted Stock which is not yet vested to be considered immediately vested: (i) a Change of Control, (ii) the death of Participant, or (iii) the Disability of Participant.

7. Ownership Rights. Subject to any reservations, conditions or restrictions set forth in this Award Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be entitled to all voting rights applicable to the Restricted Stock during the Restricted Period. In the event of forfeiture of shares of Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock.

8. Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Certain Restrictions. By executing this Award Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan.

10. Amendment and Termination. This Award Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.

11. Taxes and Withholdings.

(a) Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability. Participant agrees that he/she shall be solely responsible for any such tax liability. Participant is encouraged to contact his/her tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.

(b) Withholding. Participant acknowledges that the vesting of Restricted Stock granted pursuant to this Award Agreement, the making of an election under Section 83(b) of the Code and the vesting and payment of any accrued dividends may result in federal, state or local tax withholding obligations. Participant understands and acknowledges that the Company will not deliver shares of Common Stock or make any payment of accrued dividends until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that Participant take any action required to effect any action described in this Section and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, Participant hereby agrees to promptly take any such action.

(c) Section 83(b). Participant understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Grant Date and that, in the event of such election, Participant will so notify the Company in writing on or before such date.

12. No Guarantee of Tax Consequences. The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant.

13. Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board or the

Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

14. Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. Notwithstanding anything in this Award Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

15. Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

16. Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his/her electronic signature is the same as, and shall have the same force and effect as, his/her manual signature.

[SIGNATURE PAGE FOLLOWS]

COMPANY:

FLOTEK INDUSTRIES, INC.

By:
Name:
Title:

Date:

PARTICIPANT:

Steve Reeves

Address:

Date:

EXHIBIT A-1

Assignment Separate from Certificate

FOR VALUE RECEIVED,                     hereby sells, assigns and transfers unto Flotek Industries, Inc., a Delaware corporation (the “Company”),                     (                     ) shares of common stock of the Company represented by Certificate No.             and does hereby irrevocably constitute and appoint                     , or his/her designee or successor, as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: , 20 .
Print Name

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.